Exhibit 10.14

25 March 2013

The Directors

Mix Telematics Africa Proprietary Limited

Matrix Corner

Howick Close

Waterfall Business Park

1685

Attention: Megan Pydigadu

Dear Sirs / Madam

BANKING FACILITIES

Nedbank Limited (‘Nedbank’) is pleased to offer the banking facilities described below to the Borrower upon the terms and conditions contained herein.

For purposes of interpretation, this offer letter (‘Offer Letter’), read together with the general facility provisions (including sections 1 and 2) (‘General Provisions’) and Appendices hereto, shall be referred to as the ‘Facility Letter’.

Terms defined in the General Provisions shall, unless otherwise stated, or the context otherwise requires, apply to the Offer Letter.

1.	BORROWER

Mix Telematics Africa Proprietary Limited, registration number 2004/019797/07 (‘Borrower’).

2.	AGGREGATE AMOUNT OF FACILITIES

R10,000,000.00

3.	PURPOSE

The Facilities may be used for general corporate purposes.

4.	FACILITIES

In this Facility Letter all facilities and instruments described in this clause shall collectively be referred to as the ‘Facilities’, and ‘facility’ or ‘instrument’ shall refer to any of them as suggested by the context.

The terms and conditions contained in this Facility Letter are applicable to the Facilities and to the relevant instruments offered to the Borrower, provided however that some of the Facilities, referred to in clauses 4.1.3, 4.1.4 and 4.2, are subject to additional specific terms and conditions contained in further separate agreements concluded or to be concluded between, inter alia, the Parties, all as amended, novated or extended from time to time and if there is any conflict between the provisions of the further separate agreements governing those Facilities and the terms and conditions of the Facility Letter, the provisions contained in the further separate agreements shall prevail.

CORPORATE BANKING CREDIT RISK

6th Floor Block I Nedbank Sandton 135 Rivonia Road Sandown 2196 PO Box 1144 Johannesburg 2000 South Africa

Tel 011 294 4444 Fax 011 294 1333 www.nedbank.co.za

Nedbank Limited Reg No 1951/000009/06, VAT Reg No 4320116074, 135 Rivonia Road, Sandown, Sandton, 2196, South Africa.

Directors: Dr RJ Khoza (Chairman) MWT Brown (Chief Executive) TA Boardman TCP Chikane GW Dempster (Chief Operating Officer)

MA Enus-Brey ID Gladman* DI Hope**

PM Makwana NP Maxasans RK Morathi (Chief Financial Officer) JK Netshitentenahe JVF Roberts* GT Serobe MI Wyman* (*British) (**New Zealand) Company Secretary; TSB Jall 05.11.2012

We subscribe to the Code of Banking Practice of The Banking Association South Africa and, for unresolved disputes, support resolution through the Ornbudsman for Banking Services.

We are an authorised financial services provider. We are a registered credit provider in terms of the National Credit Act (NCR Reg No NCRCP16).

  The following Facilities are made available to the Borrower:

4.1	General Banking Facility

General banking facility up to R10,000,000.00, subject to the provisions of this facility, by means of one or more of the following instruments:

Direct Facilities:

4.1.1	Overdraft facility.

4.1.2	Overnight loans.

Indirect Facilities:

4.1.3	Letters of guarantee.

4.1.4	Letters of credit.

4.2	Electronic Banking Facility

4.2.1	NetBank Business.

4.2.2	Corporate Payment System.

5.	SECURITY

  For the avoidance of doubt, it is recorded that no Security is required and/or held in terms of this Facility Letter.

6.	SUSPENSIVE CONDITIONS

6.1	Except for the provisions of this clause 6 (Suspensive Conditions) and of clauses 1 (Borrower) of the Offer Letter, 14 (Certificate of Indebtedness), 15 (Costs), 16 (Cession & Delegation), 17 (Renunciation of Benefits), and 19 (Miscellaneous) of the General Provisions, which shall be of immediate force and effect upon the Signature Date (the ‘Immediately Effective Clauses’), the agreement contained in this Facility Letter shall be subject to the fulfilment or waiver of the following suspensive conditions:

6.1.1	The Borrower have complied with all requests for information (including, but not limited to Constitutional Documents) made by Nedbank in terms of the Financial Intelligence Centre Act, No. 38 of 2001, the Prevention of Organised Crime Act, No. 121 of 1998 and any other money laundering legislation applicable at the time such requests are made and Nedbank’s policies and practices pertaining thereto.

6.1.2	Receipt by Nedbank of a copy, certified a true copy of a resolution by the board of the Borrower approving the entry into and performance by the Borrower of the Finance Documents to which it is party and giving specified officials of the Borrower the power to execute the aforesaid documents (and all documents required to be delivered thereunder) and to perform all acts required of the Borrower thereunder and in order to render the same unconditional.

6.1.3	Receipt by Nedbank of the Borrower’s group structure organogram;

6.1.4	Receipt by Nedbank of written confirmation from The Standard Bank of South Africa Limited and Investec Bank Limited consenting to the entering into by the Borrower of this Facility Letter;

6.1.5	Nedbank to be satisfied that the proposed transaction is not in conflict with, or contravenes, any Sanctions.

6.2	Forthwith after the acceptance of this Offer, the Borrower shall use its best endeavours to procure the fulfilment at its cost, of the suspensive conditions referred to above.

6.3	Unless the suspensive conditions are fulfilled or waived in writing by not later than 15 April 2013 the Immediately Effective Clauses shall continue to be of force and effect, but the remainder of this Facility Letter shall never become effective. The suspensive conditions referred to above have been stipulated for the benefit of Nedbank and Nedbank shall be entitled to waive fulfilment of all or any part of such conditions by giving written notice to that effect to the Borrower, on such terms and conditions or additional terms and conditions as Nedbank may impose at the time and the fulfilment thereof to Nedbank’s satisfaction.

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7.	FEES

For the avoidance of doubt, it is recorded that no commitment fee is payable to Nedbank in terms of this Facility Letter.

8.	UNDERTAKINGS

In addition to the undertakings given in the General Provisions, the Borrower undertakes to furnish Nedbank with:

8.1	Audited Financial Statements of the Borrower as soon as they become available but in any event within 120 days after the end of each financial year.

8.2	All other financial information with which a shareholder is entitled to be furnished by the Borrower within 30 days after such information have become available to the Borrower.

8.3	A copy of the Constitutional Documents of the Borrower, at any time Nedbank requests same from the Borrower.

8.4	Any other information Nedbank may reasonably request from time to time.

9.	NOMINATION

The Borrower may, with the prior written consent of Nedbank, nominate any of its Subsidiaries to utilise all or part of the Facilities. The Borrower undertakes to advise Nedbank in writing of the name of such Subsidiary and the amount under the Facilities the Borrower wishes to allocate to it. Any such nomination by the Borrower shall be subject to the Borrower binding itself in writing as guarantor for the due and punctual fulfilment by the Subsidiary of all of its obligations under the Facilities, which guarantee shall be in a form and substance acceptable to Nedbank and further subject to the Borrower furnishing Nedbank with proof, to Nedbank’s satisfaction, that the requirements of section 45 of the Companies Act (if applicable) have been complied with.

10.	DOMICILIUM CITANDI ET EXECUTANDI

10.1	The Parties choose the addresses set out opposite their names below as their domicillum citandi et executandi (whether in respect of notices, court processes or any other documents or communications of whatsoever nature) for all purposes of this Facility Letter:

10.1.1	Nedbank:

Physical:	135 Rivonia Road
6th Floor
Block I
Sandown
Sandton
2196
Fax:	011 294 1333
Attention:	Head Corporate Banking Credit Risk

10.1.2	Mix Telematics Africa Proprietary Limited:

Physical:	MIX Telematics Africa Proprietary Limited
Howick Close
Waterfall Business Park
Midrand
1685
Fax:	011 654 0000
Attention:	Megan Pydigadu

10.2	Any notice, document, proof, advice, disclosure, consent, approval, condonation, demand, confirmation, certification, request or communication referred to, required, or permitted to be given in terms of this Facility Letter shall be valid and effective only if in writing. It shall be acceptable to give notice by fax provided that proof of such fax transmission is provided to the Party to whom notice is addressed and physical copies of the notice or communication are delivered to the aforesaid address of the Party to whom such notice is addressed within 3 Business Days of such fax transmission.

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10.3

Any Party may by written notice to the other Parties change its chosen address to another physical address in South Africa, provided that the change shall become effective on the 7th day after delivery of such notice to the addressee.

10.4	Any notice to a Party contained in a correctly addressed envelope and delivered by hand to a responsible person during ordinary business hours at its chosen address shall be deemed to have been received, unless the contrary is proved, on the first Business Day after delivery.

10.5	Notwithstanding anything to the contrary contained in this clause, a written notice or communication actually received by a Party shall be an adequate written notice or communication to it, notwithstanding that it was not sent to or delivered in accordance with the provisions of this clause.

11.	REVIEW OF FACILITIES AND INTEREST RATE

11.1	Nedbank shall be entitled to review the Facilities throughout the duration of the Facilities, including any renewals and extensions thereof:

11.1.1	at any time; and

11.1.2	once the Financial Statements of the Borrower are made available as required in this Offer Letter.

11.2	Notwithstanding any provisions to the contrary which may be contained in the Facility Letter, Nedbank shall, in its sole discretion and acting reasonably, be entitled to review the interest rate applicable to the undermentioned Facilities and if it deems necessary, to amend the interest rate on 90 days prior written notice to the Borrower:

11.2.1	General banking facility.

12.	REPLACEMENT

On the Signature Date, the Offer contained in this Facility Letter supersedes and replaces all previous facility letters entered into between the Corporate Banking Division of Nedbank and the Borrower or any of its Subsidiaries. In the event that a separate agreement for banking facilities (in terms of a separate facility letter) has been entered into with the Borrower or any of its Subsidiaries, the Offer contained in this Facility Letter shall not supersede the offer in that separate facility letter or agreement. Notwithstanding the aforesaid, all Security provided or contemplated in all previous facility letters and other facilities shall remain in place and of full force and effect and shall serve as Security under this Facility Letter, unless released in terms of this Facility Letter.

13.	EXPIRY DATE

The Offer contained in this Facility Letter is open for acceptance until 15 April 2013. If the Offer is not accepted by the Borrower on or before that date, the Offer shall lapse and this Facility Letter shall be of no force and effect.

Should any aspect of this Facility Letter require clarification, please contact Neil Brislin (011) 295 5951.

If the terms of this Facility Letter are acceptable to the Borrower, kindly have an authorised official of the Borrower sign this Facility Letter and return it to Nedbank, together with a resolution of the board of directors of the Borrower authorising the signing official to accept the Facilities on behalf of the Borrower.

Yours faithfully

A REDDY CREDIT EXECUTIVE CORPORATE BANKING CREDIT RISK	J JONKER SENIOR CREDIT MANAGER CORPORATE BANKING CREDIT RISK	D SOOBRAMONEY EXECUTIVE CORPORATE BANKING

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MIX TELEMATICS AFRICA (PTY) LTD

ACCEPTED ON THIS 26 DAY OF MARCH 2013

For and on behalf of: MIX TELEMATICS AFRICA PROPRIETARY LIMITED (who hereby warrants his authority)

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GENERAL PROVISIONS

SECTION 1

1.	DEFINITIONS AND INTERPRETATION

In this Facility Letter, unless clearly inconsistent with or otherwise indicated by the context:

1.1	The following expressions shall bear the meanings ascribed to them hereunder and cognate expressions shall have corresponding meanings:

1.1.1	‘Accounting Principles’: IFRS as applied in South Africa.

1.1.2	‘Accounts’: any and/or all accounts which the Borrower holds with Nedbank which are current in nature and payable on demand, including but not limited to, current accounts.

1.1.3	‘Affected Instrument’: bears the meaning ascribed thereto in clause 3 (Unavailability of Instruments) below.

1.1.4	‘Applicable Laws’: including, but not limited to, the Companies Act, the Banks Act, Basel II (the Framework established for the International Convergence of Capital Measurement and Capital Standards) and Basel III (upon its implementation) and any standard, understanding, treaty, convention or convergence amending or replacing them or any successor thereto, common or customary law and any constitution, decree, judgement, legislation, order, ordinance, statute, treaty or other legislative measure applicable to Nedbank and/or the Borrower and includes any present or future directive, regulation, guideline, practice, concession, request or requirement issued by any governmental body, agency or department or any central bank or other fiscal, monetary, regulatory, self regulatory or other authority or agency whether or not having the force of law, but, if not having the force of law, the compliance with which is customary.

1.1.5	‘Asset’: includes present, future and contingent property, movables and immovables, revenues and rights of every description.

1.1.6	‘Authorisation’: an authorisation, consent, approval, resolution, permit, licence, exemption, filing, notarisation, lodgement or registration.

1.1.7	‘Banks Act’: the Banks Act, No. 94 of 1990.

1.1.8	‘Borrower’: bears the meaning ascribed thereto in the Offer Letter.

1.1.9	‘Business Day’: a day (other than a Saturday, Sunday or proclaimed public holiday) on which banks are open for general business in Johannesburg.

1.1.10	‘Companies Act’: the Companies Act, No. 71 of 2008.

1.1.11	‘Competition Act’: the Competition Act, No. 89 of 1998.

1.1.12	‘Change of Control’: after the Signature Date, any person or group of persons who exercised Control as at the Signature Date, ceasing to have direct or indirect Control of the Borrower.

1.1.13

‘Constitutional Documents’: (1) the up to date articles of association and memorandum, certificate of incorporation and certificate to commence business of any company incorporated in terms of the Previous Companies Act and any amendment to, or replacement thereof, with a new memorandum of incorporation under the Companies Act and/or (2) the ‘memorandum of incorporation’ (as such term is defined in the Companies Act) of a company incorporation under the Companies Act together with the rules of the company (if applicable) the registration certificate, the notice of amendment and/or the notice of incorporation (as may be applicable).

1.1.14	‘Control’: bears the meaning ascribed thereto in the Companies Act.

1.1.15	‘Dispose’ or ‘Disposal’: (and all inflections thereof): any sale, transfer, cession, assignment, lease, alienation, donation, renunciation, surrender, abandonment, waiver, relinquishment, release, exchange or other disposal of any nature whatsoever of any Asset and shall include the grant of an option or warrant.

1.1.16	‘Distribution’: bears the meaning ascribed to it in the Companies Act.

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1.1.17	‘Environment’: humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

1.1.17.1	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

1.1.17.2	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

1.1.17.3	land (including, without limitation, land under water).

1.1.18	‘Environmental Claim’: any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

1.1.19	‘Environmental Law’: any applicable law or regulation which relates to:

1.1.19.1	the pollution or protection of the Environment;

1.1.19.2	the conditions of the workplace; or

1.1.19.3	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

1.1.20	‘Environmental Permits’: any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of the Borrower.

1.1.21	‘Event of Default’: any event or circumstance specified as such in clause 12 (Events of Default) below.

1.1.22	‘Finance Documents’: the Facility Letter.

1.1.23	‘Financial Indebtedness’: any indebtedness for or in respect of:

1.1.23.1	moneys borrowed;

1.1.23.2	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

1.1.23.3	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument or any instrument contemplated in section 43 of the Companies Act;

1.1.23.4	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;

1.1.23.5	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

1.1.23.6	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

1.1.23.7	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

1.1.23.8	any amount raised by the issue of shares which are redeemable;

1.1.23.9	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

1.1.23.10	the amount of any liability under an advance or deferred purchase agreement if (1) one of the primary reasons behind entering into the agreement is to raise finance or to finance, the acquisition or construction of the Asset or service in question or (2) the agreement is in respect of the supply of Assets or services and payment is due more than 120 (one hundred and twenty) days after the date of supply;

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1.1.23.11	any amount raised by the issue of redeemable shares which are either redeemable or are otherwise classified as borrowings under the Accounting Principles;

1.1.23.12	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in clauses 1.1.23.1 to 1.1.23.9 (Financial Indebtedness) above

1.1.24	‘Financial Statements’: the most recent financial statements of the Borrower consolidated, if applicable and prepared in accordance with IFRS.

1.1.25	‘Financial Year’: the financial year of the Borrower.

1.1.26	‘Foreign Currency’: any indebtedness or amounts in a currency other than Rand.

1.1.27	‘Group’: the Borrower, its Holding Company and its Subsidiaries from time to time.

1.1.28	‘Holding Company’: bears the meaning ascribed thereto in the Companies Act.

1.1.29	‘IFRS’: international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

1.1.30	‘Insolvency Act’: the Insolvency Act, No. 24 of 1936.

1.1.31	‘Material Adverse Effect’: an event, circumstance or matter or combination of events, circumstances or matters which, in Nedbank’s reasonable opinion, has or may have a material adverse effect on:

1.1.31.1	the business, operations, property, condition (financial or otherwise) or prospects of the Borrower (taken as a whole);

1.1.31.2	the ability of the Borrower to perform any of its obligations under the Finance Documents to which it is party; or

1.1.31.3	the validity or enforceability of any of the Finance Documents or the rights or remedies of Nedbank under any of the Finance Documents.

1.1.32	‘NACM’: nominal annual compounded monthly in arrear.

1.1.33	‘Nedbank’: collectively Nedbank Limited (Registration Number 1951/000009/06), Nedbank Company or, if the context is appropriate, any one or both of them.

1.1.34	‘Nedbank Affiliate’: Nedbank Group Limited and any Nedbank Company.

1.1.35	‘Nedbank Company’: any Subsidiary of Nedbank Group Limited.

1.1.36	‘Nedbank Group Limited’: Nedbank Group Limited (Registration Number 1966/010630/06).

1.1.37	‘Offer’: the offer of banking facilities made by Nedbank to the Borrower in the Facility Letter.

1.1.38	‘Offer Letter’: the letter to which these general provisions are attached, addressed to the Borrower and containing amongst other things, the Offer.

1.1.39	‘Outstanding Amount’: the aggregate amount by which the Facilities have been drawn down from time to time, together with all accrued and capitalised interest thereon, if any, together with any and all other amounts that may be owing by the Borrower to Nedbank in connection with the Facilities.

1.1.40	‘Parties’: collectively the Borrower, Nedbank and any other signatory hereto and ‘Party’ shall, as the context requires, mean any one of them.

1.1.41	‘Permitted Disposal’: any:

1.1.41.1	Disposal prior to the Signature Date, which has been disclosed in writing to Nedbank prior to the Signature Date;

1.1.41.2	other Disposal with Nedbank’s prior written consent;

1.1.41.3	Disposal of obsolete Assets and those which are surplus to the business in which they were employed not exceeding R10 000 000 in aggregate per annum.

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1.1.42	‘Permitted Encumbrance’: any:

1.1.42.1	lien or right of set-off arising by operation of law in respect of its Assets in the ordinary course of trade;

1.1.42.2	title transfer or retention arrangement in the normal course of trading activities;

1.1.42.3	Encumbrance contemplated under any agreement with Nedbank;

1.1.42.4	Encumbrance subsequently created or outstanding with the prior written consent of Nedbank which consent shall not be unreasonably withheld or delayed;

1.1.42.5	Encumbrance created and existing prior to the Signature Date which has been disclosed to, and agreed upon with, Nedbank in writing, prior to the Signature Date.

1.1.43	‘Permitted Financial Indebtedness’; any:

1.1.43.1	Financial Indebtedness subsequently permitted in writing by Nedbank;

1.1.43.2	Financial Indebtedness incurred in respect of, or under any agreement with Nedbank or otherwise required in order to comply with the provisions under any agreement with Nedbank;

1.1.43.3	existing facilities at the Signature Date which are to be retained and not refinanced by the Facilities, provided that such indebtedness has been disclosed and agreed upon in writing with Nedbank.

1.1.44	‘Previous Companies Act’: the Companies Act, No. 61 of 1973.

1.1.45	‘Prime Rate’: the publicly quoted basic rate of interest (expressed as a nominal annual compounded monthly in arrears rate) levied by Nedbank from time to time on overdraft, calculated on a 365 day year, irrespective of whether the applicable year is a leap year and proved, prima facie, in the event of a dispute and in the absence of manifest error, by a certificate under the hand of any manager of Nedbank, whose appointment and authority need not be proved.

1.1.46	‘Rand’: South African Rands, the lawful currency of South Africa.

1.1.47	‘Sanctions’:

1.1.47.1

general trade, economic or financial sanctions or trade embargoes imposed, administered or enforced by (1) the United States Government and administered by the Office of Foreign Assets Control of the Department of Treasury of the United States of America (‘OFAC’), (2) the United Nations Security Council, (3) the European Union, (4) Her Majesty’s Treasury of the United Kingdom or (5) the South African Government; or

1.1.47.2	general trade, economic or financial sanctions or trade embargoes imposed by the United States Government and administered by the US State Department, the US Department of Commerce or the US Department of the Treasury.

1.1.48	‘Sanctions List’: any of the lists of specifically designated nationals or designated persons or entities (or equivalent) held by (1) the United States Government and administered by OFAC, the US State Department, the US Department of Commerce or the US Department of the Treasury (as published by OFAC from time to time, and available on the world-wide internet at the following website – http://www.treas.gov/offices/enforcement/ofac/sdn/index.html or any official successor website), which identifies terrorist organisations, individual terrorists and states which sponsor terrorism that are, in each instance, restricted from doing business with the United States of America and/or American companies and/or Americans), (2) the United Nations Security Council, (3) the European Union or (4) Her Majesty’s Treasury of the United Kingdom, each as amended, supplemented or substituted from time to time.

1.1.49	‘Security’ or ‘Encumbrance’: a mortgage, notarial bond, cession in security, charge, pledge, hypothec, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

1.1.50	‘Signature Date’: the date of signature of the Party last signing this Facility Letter.

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1.1.51	‘South Africa’: the Republic of South Africa.

1.1.52	‘Subsidiary’: a ‘subsidiary’ as defined in the Companies Act and shall include any person who would, but for not being a ‘company’ under the Companies Act, qualify as a ‘subsidiary’ as defined in the Companies Act.

1.1.53	‘SARB’: the South African Reserve Bank.

1.1.54

‘Tax’: any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

1.2	Words referring to any one gender include the other gender.

1.3	Words importing the singular shall include the plural and vice versa.

1.4	Any reference to a person shall include a reference to an individual, a firm, a body corporate, a trust, an unincorporated association, government or a partnership and that person’s legal representatives and successors.

1.5	The headings of the clauses in the Facility Letter are for the purpose of convenience and reference only and shall not be used in the interpretation of nor modify nor amplify the terms of the Facility Letter nor any clause hereof.

1.6	When any number of days is prescribed in the Facility Letter, such number shall be calculated inclusively of the first and exclusively of the last day.

1.7	Any reference to days (other than a reference to Business Days), months or years shall be a reference to calendar days, months or years, as the case may be.

1.8	Where any act is to be performed on a day which is not a Business Day, such act shall be performed on the next Business Day.

1.9	Any reference to a statute or statutory provision or law includes a reference to that statute or statutory provision as amended, substituted, extended or re-enacted and to any regulation, order, proclamation, directive, code, practice, note, ruling, instrument or subordinate legislation under such statute or statutory provision, provided that a reference to Companies Act shall not be construed as excluding reference to the Previous Companies Act where the Companies Act contemplates that the Previous Companies Act will continue to have effect, unless the context indicates otherwise.

1.10	Any reference to any other agreement, document or instrument shall be to that agreement, document or instrument as amended, varied, novated or replaced from time to time.

1.11	Where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail.

1.12

Any term defined in this Facility Letter shall have the meaning ascribed to it by such definition, irrespective of where it is used in this Facility Letter and unless it is clear from the clause in question that the term so defined has limited application to that clause, that term shall bear the meaning ascribed to it in that clause for all purposes in this Facility Letter, notwithstanding that the term has not been defined in this interpretation clause.

1.13

Any date or time limit for the fulfilment or performance of any obligation or condition in terms of this Facility Letter, may, at the absolute discretion of Nedbank, be extended in writing to the Borrower, upon terms and conditions Nedbank may impose at the time.

2.	FLEXIBILITY

Unless otherwise agreed to in writing by the Parties, and subject to the availability of a particular instrument at a particular time, the Borrower shall be entitled to utilise any or all of the instruments offered in the Facility Letter up to the amount of the limit or the sub-limit, as the case may be, pertaining to a particular instrument set out in the Facility Letter from time to time, provided that instruments with a fixed maturity date shall continue up to such maturity date.

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3.	UNAVAILABILITY OF INSTRUMENTS

Should;

3.1	there be any change in Applicable Law or in the departmental practice of any authority or in the interpretation or application of any such legislation or regulations or departmental practice by any court or competent official or should there be any change in banking practice as it affects or is applied by or to Nedbank and any other financial institutions generally registered as such in the applicable jurisdiction; and/or

3.2	any event (other than as contemplated in the aforesaid sub-clause above) occurs which is beyond the control of Nedbank,

with the result that any instrument offered in the Facility Letter is no longer made available by Nedbank (‘an Affected Instrument’), then Nedbank shall notify the Borrower in writing that the Affected Instrument will no longer be made available to the Borrower and the Borrower shall, unless otherwise agreed between the Parties, within 3 Business Days of the despatch of such notice, elect:

3.3	to replace the Affected Instrument with any one or more of the other instruments offered in the Facility Letter; and/or

3.4	to settle the amount owing under the Affected Instrument.

4.	EARLY REPAYMENT

No early repayment of any Facilities shall be allowed unless Nedbank agrees thereto, subject to any penalty which Nedbank may impose at that time.

5.	PAYMENTS

5.1	Any payments to be made by the Borrower under this Facility Letter shall be made before 12:00 on due date in such manner as Nedbank may notify the Borrower in writing from time to time and furthermore shall be made free of exchange or right of deferment, avoidance or set-off and without deduction for or on account of any Tax unless the Borrower is, under law, required to make such payment subject to the deduction or withholding of Tax, in which case the amount payable by the Borrower in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, Nedbank receives and retains (free from any liability in respect of such deduction or withholding) a net amount equal to the amount which it would have received and so retained had no such deduction or withholding been required to be made.

5.2	All interest, charges, commission, costs and fees which are payable by the Borrower to Nedbank shall be paid in the currency of the relevant instrument and, unless paid directly by the Borrower, shall, at the election of Nedbank, be paid out of any current account of the Borrower held at Nedbank. The Borrower hereby authorises Nedbank to debit and deduct such interest, charges, commissions, costs and fees to such current account.

5.3	Nedbank shall be entitled to allocate all and any payments by the Borrower, after deduction of costs, to any indebtedness of the Borrower to Nedbank and the Borrower waives all and any rights that it may have to name the debt in respect of which such payment is made.

6.	INTEREST

6.1	The amount owing by the Borrower in respect of each facility governed by this Facility Letter shall bear interest at the rate agreed to between the Parties and such accrued interest shall be paid by the Borrower on the dates and in the manner agreed to between the Parties.

6.2	If any amount owing to Nedbank is not paid on the due date thereof or any excess over any limit or sub-limit set out in the Facility Letter, then the full amount outstanding, including the arrear amount and any excess, shall bear interest at a rate of 3% per annum above the Prime Rate, calculated from the due date thereof or the date on which any excess occurred, as the case may be, until the date of actual payment thereof by the Borrower to Nedbank.

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6.3	All and any amounts owing to Nedbank under the foreign finance facility which are not paid on the due date thereof or any excess over any foreign finance limit or sub-limit, as the case may be, shall bear interest at the prevailing penalty interest rate of Nedbank in respect of such foreign finance from time to time, calculated from the due date thereof or the date on which any excess occurred, as the case may be, until the date of receipt of such amounts by Nedbank.

7.	TAX GROSS UPS

7.1	In this clause the following expressions shall bear the meanings ascribed to them hereunder and cognate expressions shall have corresponding meanings:

7.1.1	‘Tax Credit’: a credit against, relief or remission for, or repayment of any Tax.

7.1.2	‘Tax Deduction’: a deduction or withholding for or on account of Tax from a payment under a Finance Document.

7.1.3	‘Tax Payment’: either the increase in a payment made by the Borrower(s) to Nedbank under clause 7.2 (Tax gross-up) or a payment under clause 7.3 (Tax indemnity).

7.2	Tax gross-up

7.2.1	The Borrower shall make all payments to be made by them without any Tax Deduction, unless a Tax Deduction is required by law.

7.2.2	The Borrower shall promptly upon becoming aware that they must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify Nedbank accordingly. Similarly, Nedbank shall notify the Borrower on becoming so aware in respect of a payment payable to Nedbank.

7.2.3	If a Tax Deduction is required by law to be made by any Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

7.2.4	If any Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

7.2.5

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to Nedbank evidence reasonably satisfactory to Nedbank that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

7.3	Tax indemnity

7.3.1	The Borrower shall within 3 Business Days of demand by Nedbank, pay to Nedbank an amount equal to the loss, liability or cost which Nedbank determines will be or has been (directly or indirectly) suffered for or on account of Tax by Nedbank in respect of a Finance Document, however this provision shall not apply:

7.3.1.1	with respect to any Tax assessed on Nedbank under the law of the jurisdiction in which Nedbank is incorporated or, if different, the jurisdiction (or jurisdictions) in which Nedbank is treated as resident for tax purposes, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by Nedbank; or

7.3.1.2	to the extent a loss, liability or cost is compensated for by an increased payment under any other provision of this Facility Letter.

7.4	Tax Credit

If a Borrower makes a Tax Payment and Nedbank determines that:

7.4.1	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

7.4.2	Nedbank has obtained, utilised and retained that Tax Credit,

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Nedbank shall pay an amount to that Borrower which Nedbank determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

8.	INCREASED COSTS

8.1	Increased Costs

8.1.1	Subject to clause 8.4 (Exceptions) the Borrower shall, within 3 Business Days of a demand by Nedbank, pay for the account of Nedbank the amount of any Increased Costs incurred by Nedbank or any Nedbank Affiliate as a result of (1) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (2) compliance with any law or regulation made after the Signature Date or (3) any increase in Nedbank’s or any Nedbank Affiliate’s cost of funding. Without in any way limiting or derogating from the foregoing Nedbank shall be entitled to adjust the interest and or margin for the purposes of recovering the amount of any such Increased Cost.

8.2	In this Facility Letter ‘Increased Costs’ means:

8.2.1	a reduction in the rate of return from any Facility or on Nedbank’s (or Nedbank Affiliate’s) overall capital (including, without limitation, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by Nedbank); or

8.2.2	an additional or increased cost; or

8.2.3	an increase in Nedbank’s or any Nedbank Affiliate’s cost of funding; or

8.2.4	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by Nedbank or any Nedbank Affiliate to the extent that it is attributable to Nedbank having entered into the Facility or funding or performing its obligations under any Finance Document.

8.3	Increased cost claims

8.3.1	If Nedbank intends making a claim pursuant to clause 8.1 (Increased costs), it shall promptly notify the Borrower.

8.3.2	Nedbank shall, as soon as practicable after a demand by Nedbank, provide a certificate confirming the amount of its Increased Costs.

8.4	Exceptions

8.4.1	Clause 8.1 (Increased costs) does not apply to the extent any Increased Cost is:

8.4.1.1	attributable to a Tax Deduction required by law to be made by the Borrower;

8.4.1.2	compensated for by clause 7.3 (Tax indemnity) (or would have been compensated for under clause 7.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 7.3 (Tax indemnity) applied); or

8.4.1.3	attributable to the wilful breach by Nedbank or any Nedbank Affiliate of any law or regulation.

8.4.2	In this clause 8.4 (Exceptions), a reference to a ‘Tax Deduction’ has the same meaning given to the term in clause 7.1 (Tax gross ups).

9.	OFFSHORE BUSINESS OR ACTIVITIES

9.1	Without derogating from any other provision in this Facility Letter, except for existing business as at the Signature Date, the Borrower shall notify Nedbank before:

9.1.1	the Borrower makes any offshore investment; or

9.1.2	the Borrower issues a guarantee or indemnity or binds itself as surety and/or co-principal debtor, or grants any Encumbrance (other than a Permitted Encumbrance) over its Assets, to a third person as security for the debts of any person which is incorporated or registered or has all or a substantial part of its undertaking or Assets outside South Africa.

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9.2	Nedbank shall, in the circumstances contemplated in clauses 9.1.1 or 9.1.2 (Offshore Business or Activities), be entitled to:

9.2.1	call for further and/or detailed information regarding the Borrower’s offshore business, business enterprises, activities, investments;

9.2.2	conduct a review of the Borrower’s financial position and the matters notified to it in clause 9.1 (Offshore Business or Activities); and/or

9.2.3	review (and pursuant to such review, amend or cancel) the Facilities offered by it to the Borrower.

10.	UNDERTAKINGS

The undermentioned undertakings remain in force from the Signature Date for so long as any amount is outstanding under the Finance Documents or any available Facility is in force.

The Borrower undertakes:

10.1	Accounting policy

The Borrower shall not change its Accounting Policies without the prior written consent of Nedbank, unless in accordance with the Accounting Principles (consistently applied, for the time being IFRS), or in terms of any Applicable Law, order of court, or listing requirements of any stock or securities exchange.

10.2	Auditors

The Borrower shall not change its auditor without having given Nedbank 30 days prior written notice of such change, unless required by any Applicable Law, order of court, or listing requirements of any stock or securities exchange.

10.3	Authorisations

The Borrower shall promptly:

10.3.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

10.3.2	supply certified copies to Nedbank of,

any Authorisation required to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

10.4	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower from that carried on at the Signature Date without the prior written consent of Nedbank.

10.5	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject.

10.6	Disposals

10.6.1	The Borrower shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary Dispose of any Asset.

10.6.2	Clause 10.6.1 (Disposals) above does not apply to any Disposal which is a Permitted Disposal.

10.7	Distributions

10.7.1	The Borrower shall not make or allow to be made any Distribution while any undertaking, warranty or covenant set out in this Facility Letter is not met or breached or which Distribution will result in a breach of any undertaking, warranty or covenant set out in this Facility.

10.7.2	The Borrower shall not change its dividend policy disclosed to Nedbank as at the Signature Date, without the prior written consent of Nedbank.

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10.8	Environmental compliance

The Borrower shall:

10.8.1	comply with all Environmental Law;

10.8.2	obtain, maintain and ensure compliance with all requisite Environmental Permits;

10.8.3	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or might reasonably be expected to have a Material Adverse Effect.

10.9	Environmental claims

The Borrower shall, promptly upon becoming aware of the same, inform Nedbank in writing of:

10.9.1	any Environmental Claim against it which is current or pending; and

10.9.2	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced against it,

where the claim, if determined against it, has or might reasonably be expected to have a Material Adverse Effect or might reasonably be expected to result in any liability for Nedbank.

10.10	Financial indebtedness

10.10.1	Except as permitted under clause 10.10.2 (Financial indebtedness) below, the Borrower shall not incur or allow to remain outstanding any Financial Indebtedness.

10.10.2	Clause 10.10.1 (Financial indebtedness) above does not apply to Financial Indebtedness which is a Permitted Financial Indebtedness.

10.11	Financial assistance

10.11.1	Except as permitted under clause 10.11.2 (Financial assistance) below, the Borrower shall not enter into any transaction in relation to financial assistance contemplated in section 44 and section 45 of the Companies Act without the prior written consent of Nedbank.

10.11.2	Clause 10.11.1 (Financial assistance) above does not apply to any financial assistance:

10.11.2.1	contemplated in the Finance Documents; or

10.11.2.2	with the prior written consent of Nedbank; or

10.11.2.3	arising in the ordinary course of trade; or

10.11.2.4	cash management arrangements.

10.12	Insurance

The Borrower shall insure and keep insured its business and Assets with insurance companies to such an extent and against such risks as companies engaged in a similar business normally insure.

10.13	Loans or credit

10.13.1	Except as permitted under clause 10.13.2 (Loans or credit) below, the Borrower shall not be a creditor in respect of any Financial Indebtedness (which, for the avoidance of doubt, includes but is not limited to, loans to companies within the Group).

10.13.2	Clause 10.13.1 (Loans or credit) above does not apply to any loan or credit where the prior written consent of Nedbank has been obtained.

10.14	Merger and acquisitions

10.14.1	Except as permitted under clause 10.14.2 (Merger and acquisitions) below the Borrower shall not enter into any of the following transactions whether as a single transaction or a series of transactions (whether related or not):

10.14.1.1	any amalgamation, demerger, merger, scheme or arrangement, or corporate reconstruction;

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10.14.1.2	acquire any Subsidiary or any business or business undertaking;

10.14.1.3	any Assets other than in the ordinary course of business.

10.14.2	Clause 10.14.1 (Merger and acquisitions) above does not apply where the prior written consent of Nedbank has been obtained.

10.15	Negative pledge

10.15.1	The Borrower shall, not create or permit to subsist any Security over any of its Assets.

10.15.2	The Borrower shall not:

10.15.2.1	enter into a single transaction or a series of transactions (whether related or not) to Dispose of any of its Assets on terms whereby they are or may be leased to or re-acquired by any member of the Group;

10.15.2.2	Dispose of any of its receivables on recourse terms;

10.15.2.3	enter into or permit to subsist any title retention arrangement;

10.15.2.4	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

10.15.2.5	enter into or permit to subsist any other preferential arrangement having a similar effect, made in the ordinary course of trading of the disposing entity.

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an Asset.

10.15.3	Clause 10.15.1 (Negative pledge) and 10.15.2 (Negative pledge) above do not apply to:

10.15.3.1	any Security (the details of which was disclosed to Nedbank prior to the Signature Date);

10.15.3.2	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

10.15.3.3	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

10.1.5.3.4	any other Security securing any other debt or liability to Nedbank; or

10.1.5.3.5	any Security given or arising with the prior written consent of Nedbank.

10.16	No guarantees of indemnities

10.16.1	Except as permitted under clause 10.16.2 (No guarantees) below, the Borrower shall, and shall procure that each member of the Group shall, not incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

10.16.2	Clause 10.16.1 (No guarantees) does not apply to a guarantee incurred or allowed to remain outstanding where the prior written consent of Nedbank has been obtained.

10.17	Sanctions

Notwithstanding any other provision in this Agreement, the Borrower shall not:

10.17.1	use the proceeds of the Loan for the purpose of financing directly or indirectly (or otherwise make available) the activities of any person or entity which is currently listed on the Sanctions List or in a country which is currently subject to any Sanctions, to the extent financing would currently be prohibited by Sanctions if conducted by a person in the United States of America; and/or

10.17.2	contribute or otherwise make available the proceeds of the Loan to any other person or entity if the Borrower has actual knowledge that such party intends to use such proceeds for the purpose of financing the activities of any person or entity which is currently on the Sanctions List or in a country which is subject to any OFAC Sanctions, to the extent such financing would currently be prohibited by OFAC Sanctions if conducted by a person in the United States of America.

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10.18	SARB

The Borrower shall comply with the requirements of the Financial Surveillance Department of the SARB and shall furnish written proof of such compliance to Nedbank on request.

10.19	Share capital

The Borrower shall not issue any shares, reduce its number of shares in issue, consolidate, divide, expropriate, exchange any of its securities or convert any of its securities (more fully defined in the Companies Act) or into shares with voting rights, nor buy back any of its shares as contemplated in section 48 of the Companies Act, nor acquire or attempt to acquire any shares in the issued share capital of its Holding Company or any of its own issued share capital or otherwise reduces its share capital, without prior written notice Nedbank (to the extent permitted by law).

10.20	Share classification

The Borrower shall procure that its board of directors shall not exercise the rights, if any, under sections 36(1)(c), 36(1)(d), 36(3) and 36(4) of the Companies Act.

11.	WARRANTIES

11.1	The Borrower represents and warrants to Nedbank that:

11.1.1	All authorisations required or desirable:

11.1.1.1	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

11.1.1.2	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation and

11.1.1.3	for it and the other members of the group to carry on their respective businesses,

have been obtained or effected and are in full force and effect.

11.1.2	Business Rescue: neither the board of directors of the Borrower, nor of any of its Subsidiaries has resolved to commence business rescue proceedings, nor has any such board or any of its agents, officers or employees taken any other steps contemplated under the Companies Act in anticipation of business rescue proceedings, in respect of itself or any of its Subsidiaries.

11.1.3	Business Rescue: no person has applied to court for an order commencing business rescue proceedings in respect of the Borrower or any of its Subsidiaries.

11.1.4	Business Rescue: no corporate action, legal proceedings or similar procedure or steps have been taken nor do any circumstances exist which are likely to give rise to steps being taken in respect of the Borrower or any of its Subsidiaries relating to the appointment of a business rescue practitioner or similar officer of it of any of its Assets, nor has anything analogous to any of the foregoing occurred in any applicable jurisdiction.

11.1.5	Conflict: the entry into and performance by it of and, the transactions contemplated by the Facility Letter do not and will not conflict with:

11.1.5.1	any law or regulation applicable to it;

11.1.5.2	its and each of its Subsidiaries’ Constitutional Documents; or

11.1.5.3	any agreement or instrument binding upon it or any of its Subsidiaries’ Assets.

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11.1.6	Financials: the Financial Statements:

11.1.6.1	fairly represent the financial condition of the Borrower and its Subsidiaries, where applicable, or the financial position of the Borrower and its Subsidiaries, where applicable;

11.1.6.2	were prepared in accordance with IFRS;

11.1.6.3	comply with the relevant reporting standards of the Companies Act and in respect of any regulatory authority, as applicable to the Borrower.

11.1.7	Financial Distress: neither the Borrower, nor any of its Subsidiaries is ‘financially distressed’ (as such term is defined in section 128 of the Companies Act) nor the Borrower or any of its Subsidiaries reasonably likely to become ‘financially distressed’ within the immediately ensuing twelve month period.

11.1.8	Incorporated: it is a company duly incorporated and validly existing under the laws of South Africa and its Constitutional Documents are up to date and filed and with the Commission as contemplated in the Companies Act.

11.1.9	Information True: that all of the information supplied by the Borrower in connection with the Facility Letter is true, complete and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated and the Borrower is not aware of any material facts or circumstances that have not been disclosed to Nedbank.

11.1.10	Legal Proceedings: no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might result in a Material Adverse Effect have, to the knowledge of the Borrower been started against it or against any of its Subsidiaries.

11.1.11.	Liabilities: the Borrower has no significant liabilities, present or contingent, (including, without derogating from the generality of the foregoing) liabilities for Taxes or material forward or long term commitments, which are not disclosed or provided for in its Financial Statements.

11.1.12	MAC: there has been no Material Adverse Effect since the date of its most recent Financial Statements.

11.1.13	No Event of Default: no Event of Default is continuing or might reasonably be expected to result from the Borrower utilising the Facilities.

11.1.14	No Default: no other event or circumstance which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries which might result in a Material Adverse Effect is continuing.

11.1.15	Obligations Valid: the obligations expressed to be assumed by the Borrower in the Facility Letter are legal, valid, binding and enforceable obligations.

11.1.16	Own Assets: it and each of its Subsidiaries have the power to own its Assets and carry on its business as it is being conducted.

11.1.17	Own Assets: it is the owner of all its Assets which are reflected in its Financial Statements and has not Disposed of any such Assets other than Permitted Disposals.

11.1.18	Pari Passu: the payment obligations under the Facility Letter rank at least pari passu with the claims of its other unsecured and unsubordinated creditors, except for claims that are preferred solely by insolvency, liquidation or other similar laws of general application.

11.1.19	Power: it has the power to enter into, perform and execute the Facility Letter and has taken all necessary corporate and other actions to authorise its entry into, performance and execution of the Facility Letter.

11.1.20	Solvency: the Assets, fairly valued, of the Borrower, exceed its liabilities, fairly valued.

11.1.21	Tax: the Borrower is not required to make any deduction for or on account of Tax from payment it may make under the Facility Letter.

11.2	Each of the representations and warranties contained in this clause are deemed to be made by the Borrower as at the Signature Date and throughout the duration of the Facilities, including any renewals and extensions thereof.

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12.	EVENTS OF DEFAULT

12.1	Each of the following events or circumstances (whether or not caused by or for any reason whatsoever outside the control of the Borrower or any other person) is an Event of Default:

12.1.1	Breach: the Borrower breaches or does not comply with any provision of the Facility Letter and/or any other agreement between the Parties and fails to remedy such breach within the period of 5 Business Days after delivery by Nedbank to the Borrower of written notice requiring the Borrower to remedy such breach.

12.1.2	Business Rescue: any one or more of the following events occur:

12.1.2.1	the Borrower is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; or

12.1.2.2	the Borrower is ‘financially distressed’ (as such term is defined in section 128 of the Companies Act) or reasonably likely to become ‘financially distressed’ within the immediately ensuing twelve month period; or

12.1.2.3	the board of the Borrower resolves to commence business rescue proceedings or the Borrower or any of its agents, officers or employees take/s any other steps contemplated under the Companies Act in anticipation of business rescue proceedings; or

12.1.2.4	any person applies to apply to court for an order commencing business rescue proceedings in respect of the Borrower; or

12.1.2.5	any corporate action, legal proceedings or other similar procedure or steps are taken in relation to the appointment of a business rescue practitioner in respect of the Borrower; or

12.1.2.6	in any proceedings in respect of or against the Borrower, a court orders, or indicates that it may order, the commencement of business rescue proceedings in respect of the Borrower; or

12.1.2.7	a moratorium is declared in respect of any indebtedness of the Borrower.

12.1.3	Business Rescue & Insolvency: in relation to the Borrower:

12.1.3.1	any corporate action, legal proceedings or other procedure or step is taken by anyone in relation to the suspension of payments, a moratorium of any indebtedness, dissolution, judicial management, curatorship, administration, business rescue or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

12.1.3.2	any order or declaration is made, or any steps are taken, or any meeting of directors or shareholders of any entity is convened to consider the passing of, or a resolution is passed for the administration, custodianship, curatorship, business rescue, bankruptcy, liquidation, winding-up, judicial management or dissolution (whether provisional or final) or deregistration of, it or its estate;

12.1.3.3	any compromise, assignment or arrangement with any creditor occurs;

12.1.3.4	it is unable (or admits inability) to pay its debts generally as they fail due or is (or admits to being) otherwise insolvent or stops, suspends or threatens to stop or suspend payment of all or a material part of its debts or proposes or seeks to make or makes a general assignment or any arrangement or composition with or for the benefit of its creditors or a moratorium is agreed or declared in respect of or affecting all or a material part of its indebtedness;

12.1.3.5	any act occurs which, if such act was committed by an individual, would be an act of insolvency within the meaning of section 8 of the Insolvency Act or any equivalent legislation in any jurisdiction to which such person is subject;

12.1.3.6	any circumstances contemplated in sections 311 or 344 of the Previous Companies Act is present or occurred;

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12.1.3.7	it takes any proceeding or other step with a view to the general readjustment, rescheduling or deferral of its indebtedness (or any part thereof which it would otherwise be unable to pay when due) or proposes to take any such step;

12.1.3.8	the appointment of a liquidator, trustee, curator, judicial manager, business rescue practitioner, receiver, administrative receiver, judicial receiver, compulsory manager, trustee in bankruptcy, administrator or other similar officer in respect of the Borrower, or any of the Assets of the Borrower;

12.1.3.9	enforcement by any person of any security granted as an Encumbrance over Assets,

or any analogous procedure or step is taken in any jurisdiction.

12.1.4	Business Recue: any position of an agreement to which the Borrower is party is cancelled or suspended (whether entirely, partially or conditionally) by the Borrower, or any liquidator, business rescue practitioner, receiver, administrative receiver, administrator, compulsory manager or other similar officer, or by any court, in respect of the Borrower or any of its Assets, including, a cancellation or suspension contemplated under section 136(2) of the Companies Act.

12.1.5	Comply with Laws: the Borrower does not comply in all respects with all Applicable Law to which it may be subject, if failure to so comply would materially impair its ability to perform its obligations under the Facility Letter.

12.1.6	Control: a Change of Control of the Borrower occurs.

12.1.7	Covenants and Undertakings: the Borrower fails to comply with any undertakings or requirement relating to financial covenants as set out in this Facility Letter or fails to comply with any other undertaking, if any.

12.1.8	Deregistration: deregistration or dissolution of the Borrower.

12.1.9	Delisting: if the Borrower is a listed company, the delisting of any of its shares/securities from any exchange or should any trading in respect of any share or security be suspended for 5 or more consecutive trading days.

12.1.10	Disposals: the borrower enters into a single transaction, or a series of transactions (whether related or not) and whether voluntarily or involuntarily to Dispose of any Asset other than any Permitted Disposals.

12.1.11	Encumbrances: the Borrower or any of its Subsidiaries creates, allows or permits to subsist any Encumbrance or any of its Assets, other than Permitted Encumbrances, without the prior written consent of Nedbank, which consent shall not be unreasonably withheld if the Encumbrances are in the normal course of trade.

12.1.12	Expropriation: any expropriation, attachment, confiscation, nationalisation, sequestration or execution which affects any material Asset or Assets of the Borrower.

12.1.13	Financial Indebtedness: any Financial Indebtedness of the Borrower in excess of 5% of its gross Financial indebtedness is not paid when due nor within any originally applicable grace period, or is declared to be or otherwise becomes due and payable prior to its specified maturity by reason of default (however described), whether or not Nedbank is concerned therewith.

12.1.14	Financial Indebtedness: the Borrower creates, allows or permits to subsist any Financial Indebtedness, other than Permitted Financial Indebtedness.

12.1.15	Financial Indebtedness: the Borrower becomes a creditor in respect of any Financial Indebtedness, other than Permitted Financial Indebtedness.

12.1.16	Insolvency Event: any Insolvency Event occurs.

12.1.17	Laws: the Borrower fails to obtain, comply with and do all that is necessary to maintain in full force and effect all government, Tax, monetary and other approvals required under any Applicable Law to enable it to perform its obligations under the Facility Letter and to ensure the legality, validity or enforceability of the Facility Letter and to continue its business operations.

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12.1.18	Legal Proceedings: any litigation, arbitration, investigative or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might result in a Material Adverse Effect, is started against the Borrower or against any of its Subsidiaries.

12.1.19	MAC: a Material Adverse Effect occurs.

12.1.20	Merger & Corporate Restructures: the Borrower enters into any scheme, amalgamation, demerger, merger or corporate reconstruction without the prior written consent of Nedbank and without derogating from the aforesaid, the Borrower consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its Assets to, or re-organises, reincorporates or reconstitutes into or as, another entity and, at the time of such consolidation, amalgamation, merger, transfer, re-organisation, reincorporation or reconstitution, the resulting, surviving or transferee entity fails to assume all the obligations of the Borrower under the Finance Documents to which the Borrower or its predecessor was a party; or

12.1.21	Nature of Business: the general nature of the business of the Borrower is changed from that carried on at the date of this Facility Letter.

12.1.22	Non-Payment: the Borrower fails to pay any amount due to Nedbank in terms of this Facility Letter on the due date thereof (unless failure to pay is solely due to technical or administrative reasons) and, save for a demand facility (which amount thereunder is due on demand), the relevant amount is not duly paid within 3 Business Days of receipt of written notice from Nedbank calling upon the Borrower to pay such relevant amount.

12.1.23	Representations: a representation, warranty or statement made or deemed to be made by the Borrower in this Facility Letter or any other document delivered by or on behalf of the Borrower under or in connection with this Facility Letter, is incorrect or misleading in any material respect when made or deemed to be made.

12.1.24	Repudiation: the Borrower repudiates the Facility Letter.

12.1.25	Unlawful: it is or becomes unlawful for the Borrower to perform or comply with any or all of its obligations under this Facility Letter or any of the obligations of the Borrower is not or ceases to be legal, valid, binding and enforceable.

12.2	On and at any time after the occurrence of an Event of Default Nedbank may, without prejudice to any other remedy, on written notice to the Borrower:

12.2.1	cancel the Facilities whereupon they shall immediately be cancelled; and/or

12.2.2	refuse to advance any further amounts to the Borrower or suspend the availability of any Facility; and/or

12.2.3	declare that all or part of the Facilities, together with accrued interest and all other amounts accrued or outstanding under the Facilities be immediately due and payable, whereupon they shall become immediately due and payable; and/or

12.2.4	declare that all or part of the Facilities be payable on demand, whereupon they shall immediately become due and payable on demand by Nedbank; and/or

12.2.5	declare that cash cover in respect of each Letters of Credit, Letters of Guarantee and Guarantee is immediately due and payable, whereupon that cash cover shall become immediately due and payable; and/or

12.2.6	declare that cash cover in respect of each Letters of Credit, Letters of Guarantee and Guarantee is payable on demand, whereupon that cash cover shall become payable on demand by Nedbank; and/or

12.2.7	(in addition to any other right of set-off, offset, combination of accounts, lien, right of retention or withholding or similar right or requirement to which Nedbank is at any time otherwise entitled or subject (whether by operation of law, contract or otherwise)) set off the indebtedness of the Borrower to Nedbank under or in terms of or arising from the Facilities against any and all amounts standing to the credit of the Borrower in the books of Nedbank (whether or not such other amounts are due and payable or contingent), and for the purposes hereof, the Parties agree that if any such indebtedness is or such amounts are denominated in Foreign Currency, such indebtedness or amounts shall converted from such Foreign Currency to Rand at the spot Rand/Foreign Currency rate quoted by Nedbank on the date of conversion; and/or

12.2.8	waive or renounce any right; and/or

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12.2.9	claim damages; and/or

12.2.10	rely on, or exercise, any other right, remedy available to it in terms of any Finance Document, or recorded in any other agreement between the Parties, or available to it at law.

12.3	It is specifically recorded and agreed that if the Borrower commences business rescue proceedings and the appointed business rescue practitioner suspends conditionally or unconditionally the whole or any part or provision, of this Facility Letter, then Nedbank shall not be obliged to tender any performance or fulfill any of its obligations in terms of this Facility Letter.

12.4	The Borrower hereby indemnified Nedbank and holds it harmless on demand against any loss, liability or cost suffered by Nedbank if any obligation provided for in the Finance Documents is or becomes unenforceable, invalid or illegal or is cancelled or suspended entirely, partially or conditionally, including but not limited to:

12.4.1	any damages suffered by Nedbank contemplated in section 136(3) of the Companies Act; and/or

12.4.2	any claim which Nedbank has or may have against the Borrower for restitution,

arising as a result of the exercise by any business rescue practitioner of the power granted to it in accordance with section 136(2) of the Companies Act. The amount of that loss, liability or cost shall at least include the amount which Nedbank would otherwise have been entitled to recover.

13.	DETERMINATION OF AVAILABLE FUNDS AND LIMITS

13.1	The Borrower hereby authorises Nedbank as a continuous right, without notice or demand, to, at any time, notionally set-off the balances of all Accounts to determine whether there are sufficient funds for the purposes of meeting any payment, transfer or withdrawal instructions given by the Borrower to Nedbank and/or payment of any forward exchange contract in respect of the Accounts or other financial instrument of the Borrower.

13.2	Nedbank shall be entitled, in its sole and absolute discretion, to disregard or refuse any withdrawal, payment or transfer instruction, whether by electronic or other means, given by the Borrower to withdraw, pay or transfer from any one of the Accounts to any other, if the Borrower’s Net Overall Limit is not sufficient to cover the amount of the cheque so drawn or the withdrawal, payment or transfer instruction so given, irrespective of whether the withdrawal, payment or transfer in question would not exceed the credit balance on the particular Account from which the withdrawal, payment or transfer would have been made.

14.	CERTIFICATE OF INDEBTEDNESS

A certificate signed or purporting to be signed by a manager or director of Nedbank (whose appointment it shall not be necessary to prove) shall be prima facie proof of:

14.1	the amount of any debt owing by the Borrower to Nedbank (including, without limitation, accrued interest and default interest) in terms of this Facility Letter;

14.2	the due dates of performance in respect of any obligations of the Borrower in terms of this Facility Letter;

14.3	any interest rate; or

14.4	the fact that the debts are due and owing and have not been paid or otherwise discharged,

whether for the purposes of provisional sentence or summary judgment proceedings, business rescue proceedings or otherwise and any schedule, certificate or other document provided by Nedbank in terms of this Facility Letter shall, if signed by any manager or director of Nedbank, be deemed to be prima facie proof of the correctness of its contents.

15.	COSTS

15.1	The Borrower shall promptly on demand pay to Nedbank the amount of all costs and expenses (including legal fees) (if any) reasonably incurred in connection with the negotiation, preparation, printing, execution and syndication of:

15.1.1	the Finance Documents and any other documents referred to in this Facility Letter; and

15.1.2	any other Finance Documents executed after the Signature Date.

15.2	All costs and expenses which Nedbank may incur in connection with the enforcement of preservation of any of its rights under any Finance Document, or pursuant to business rescue or any compromise, including, without derogating from the generality of the aforegoing, all legal costs on an attorney and client scale, tracing fees and stamp duty, shall be borne by the Borrower and shall be payable on demand.

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16.	CESSION AND DELEGATION

16.1	Nedbank shall be entitled to cede and/or delegate and/or assign or transfer in any way whatsoever all or any of its rights and obligations under the Finance Documents and to disclose to such information regarding the Borrower as Nedbank may reasonably consider appropriate.

16.2	The Borrower shall not be entitled to cede and/or delegate and/or assign or transfer in any way whatsoever, all or any of their respective rights and obligations under this Facility Letter.

17.	RENUNCIATION OF BENEFITS

The Borrower expressly waives and renounces any benefits to which it is entitled in law, including without in any way limiting or affecting the generality of the aforegoing the benefits from the legal exceptions excussion and division, non numeratae pecuniae, non causa debiti, errore calculi, revision of accounts and no value received and declares itself to be fully acquainted with the full meaning and effect thereof.

18.	MONITORING

Nedbank is not obliged to monitor or verify the application of any amount borrowed pursuant to the Facility Letter.

19.	MISCELLANEOUS

19.1	Applicable Law

This Facility Letter shall be governed by and interpreted in accordance with the law of South Africa.

19.2	Entire Agreement

This Facility Letter contains all the express provisions agreed on by the Parties with regard to the subject matter hereof and the Parties waive the right to rely on any alleged express provision not contained in this Facility Letter.

19.3	Independent Advice

The Parties hereby acknowledge and agree that they have been free to obtain independent legal and other professional advice (including legal, financial and taxation advice) as to the nature and effect of the provisions of this Facility Letter.

19.4	Jurisdiction

Each of the Parties irrevocably agrees that the High Court of South Africa (South Gauteng High Court, Johannesburg) shall have jurisdiction to hear and determine any suit, action of proceeding, and to settle any disputes, which may arise out of or in connection with this Facility Letter and, for such purposes, irrevocably submits to the non-exclusive jurisdiction of such court.

19.5	No Representations

A Party may not rely on any representation or warranty which allegedly included it to enter into this Facility Letter, unless the representation or warranty is recorded in this Facility Letter.

19.6	Severability

Any provision in this Facility Letter which is or may become illegal, invalid or unenforceable in any jurisdiction affected by this Facility Letter shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be treated pro non scripto and severed from the rest of this Facility Letter without invalidating the remaining provisions of Facility Letter or affecting the validity or unenforceability of such provision in any other jurisdiction.

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19.7	Survival

The expiration or termination of the Facility Letter shall not affect such of the provisions of the Facility Letter as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

19.8	Variation and Cancellation

No variation, addition to, amendment or cancellation of any term contained in this Facility Letter, shall be effective unless reduced to writing and signed by or on behalf of the Parties.

19.9	Waivers and Indulgences

No failure to exercise, and no delay in exercising on the part of either Party, of any right, power of privilege under this Facility Letter shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. No waiver by either Party shall be effective unless reduced to writing and signed by or on behalf of the Party granting such waiver. The grant of any indulgence by a Party under this Facility Letter shall not constitute a waiver of any right by the grantor or prevent or adversely affect the exercise by the grantor of any existing or future right of the grantor.

19.10	Sanctions and Foreign Jurisdictions

19.10.1	It is recorded that certain payments may, through the operation of:

19.10.1.1	international law; and/or

19.10.1.2	the laws and regulations of other jurisdictions; and/or

19.10.1.3	international or governmental practice; and/or

19.10.1.4	requirements and policies of central banks; and/or

19.10.1.5	Sanctions or Sanctions List.

whether or not having the force of law, be delayed, limited, prohibited, seized, frozen, confiscated, embargoed, withheld or otherwise prevented from being made before such payments have reached the intended recipients(s) (‘Indemnified Events’).

19.10.2	Nedbank shall utilise any information that it may receive in relation to this transaction (which may not be limited to information appearing herein), and shall utilise any mechanism that it deems appropriate in order to satisfy applicable international legal and Sanctions requirements. Nedbank undertakes to notify the Borrower (to the extent permitted) if any Indemnified Event occurs or if Nedbank is otherwise prevented from making payment as soon as Nedbank becomes aware thereof.

19.10.3	Each Borrower accordingly indemnifies Nedbank against and holds it harmless from any loss or damage which:

19.10.3.1	any Borrower may suffer or incur, directly or indirectly, as a consequence of any Indemnified Event;

19.10.3.2	Nedbank may suffer or incur, directly or indirectly, as a consequence of any Indemnified Event and acknowledges and agrees that it shall remain liable to Nedbank for any amounts paid by Nedbank.

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GENERAL PROVISIONS

SECTION 2 – TERMS APPLICABLE TO SPECIFIC INSTRUMENTS

1.	OVERDRAFT

1.1	Rate

Unless otherwise agreed in writing by the Parties, the applicable rate will be the Prime Rate minus 2% (two percent).

1.2	Interest

Interest on the Outstanding Amount shall be calculated daily on the basis of a 365 day year, irrespective of whether the year in question is a leap year and shall be payable monthly in arrear. Unless otherwise agreed in writing between the Parties, interest shall be paid to Nedbank by the debiting of the Borrower’s current account held at any Nedbank branch.

1.3	Negotiable Instruments

Nedbank shall be entitled to request the Borrower to draw negotiable instruments in favour of Nedbank for an amount up to the Outstanding Amount, at no additional cost to the Borrower.

1.4	Duration of facility and repayment

Notwithstanding anything to the contrary contained in the Facility Letter or in any other agreement concluded between the Parties, the overdraft facility shall be payable to Nedbank on demand.

1.5	Adjustment, Variation and Cancellation

Notwithstanding anything to the contrary contained in the Facility Letter, Nedbank shall be entitled, subsequent to a review of the Facilities, in its sole discretion and acting reasonably, to adjust, vary, add to, amend or cancel the overdraft facility, on prior written notice to the Borrower.

2.	OVERNIGHT LOANS

2.1	Rate

The applicable rate shall be the rate quoted by Nedbank at the time of request by the Borrower for a rate or the date on which the draw down takes place as the Parties may agree, adjusted by Nedbank on a daily basis in line with market conditions, and as notified to the Borrower when the Borrower requests such notification of the rate.

2.2	Interest

Interest on the Outstanding Amount shall be calculated daily on the basis of a 365 day year, irrespective of whether the year in question is a leap year and shall be payable monthly in arrear. Unless otherwise agreed to in writing by the Parties, interest shall be paid to Nedbank by the debiting of the Borrower’s current account at a Nedbank branch.

2.3	Amount

This instrument is subject to the limit/sub-limit set out in the Facility Letter, if any, or any other agreement entered into between the Parties and is available only in tranches of R1,000,000.00.

2.4	Period

Notwithstanding anything to the contrary contained in the Facility Letter or any other agreement concluded between the Parties, the facility available under this instrument is payable to Nedbank on demand.

2.5	Adjustment, Variation and Cancellation

Notwithstanding anything to the contrary contained in the Facility Letter, Nedbank shall be entitled, in its sole discretion and acting reasonably, to adjust, vary, add to, amend or cancel the overnight loan facility, on prior written notice to the Borrower.

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3.	LETTERS OF GUARANTEE

3.1	Rate/Commission

The applicable rate or commission shall be the rate agreed in writing between the Parties at the time of request for the issuance of a letter of guarantee.

3.2	Amount

This instrument is subject to the limit/sub-limit set out in the Facility Letter, if any, or in any other agreement concluded between the Parties.

3.3	Period

The applicable period shall be the period agreed to at the time of request for the issue of a guarantee. Under no circumstances will Nedbank issue a guarantee which does not contain an expiry date or an ascertainable period.

3.4	Nedbank’s Obligations

Nedbank’s obligations shall be limited to the payment of money. Unless otherwise agreed in writing between the Parties, all letters of guarantee shall be payable on the beneficiary’s first demand in writing and/or the presentation of the relevant guarantee to Nedbank.

3.5	Condition Precedent

Guarantees shall only be issued after the signature by the Borrower of Nedbank Counter-Guarantee in respect of each guarantee or Nedbank’s Master Counter Guarantee Form, and/or any other forms as the case may be.

3.6	Other Terms

Other terms shall be negotiated by the Parties at the time of request for the issue of a guarantee on terms and conditions acceptable to Nedbank.

4.	LETTERS OF CREDIT

4.1	Rate

The applicable rate shall be the rate agreed to in writing between the Parties at the time of request for the issuance of a letter of credit.

4.2	Period

The applicable period shall be the period agreed to at the time of request for the issuance of a letter of credit.

4.3	Condition Precedent

Letters of credit shall only be issued after the signature by the Borrower of Nedbank’s General Application for Letters of Credit (Form 7-5) and, in respect of each letter of credit, Nedbank’s Application for Irrevocable Letter of Credit (Form 7-87) and/or any other forms as the case may be.

5.	ELECTRONIC BANKING SERVICES

The use of NetBank Business and Corporate Payment System by the Borrower is subject to the signature by the Borrower of Nedbank’s standard Electronic Banking Services Agreement.

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